Exhibit 99.1

Contact:	John Swenson 510-661-5000
FOR IMMEDIATE RELEASE
ASYST FURTHER REDUCES BREAK-EVEN LEVEL, PROVIDES BUSINESS UPDATE
     FREMONT, Calif.—Jan. 7, 2009—Asyst Technologies, Inc. (Nasdaq: ASYT) today announced that it is implementing additional actions, including headcount reductions representing approximately 15% of the company’s global workforce, to further reduce the company’s break-even level and improve cash flow in response to continued weakness in the semiconductor equipment industry. The actions are expected to result in annualized cost savings of $30-$35 million and as of the end of the current quarter will reduce the company’s quarterly cash break-even sales level to approximately $55 million. These build upon annualized reductions of approximately $25 million already achieved since the beginning of Asyst’s current fiscal year (April 1, 2008).
     The company booked new orders in the fiscal third quarter ending Dec. 31, 2008, of $86 million, which compares with $107 million in the prior sequential quarter and $83 million in the same quarter one year ago. The recent orders reflect strength in semiconductor automated material handling (AMHS) with two large customers, offsetting weakness across most other products and customers. Preliminary backlog as of the end of the quarter was $103 million. Sales for the quarter are expected to be approximately $75 million, consistent with guidance provided in late October. Cash as of the end of the fiscal third quarter was approximately $75 million, down from $79 million in the prior sequential quarter.
     Steve Schwartz, CEO of Asyst, said, “Over the past several months, Asyst has reorganized globally to focus resources on our most critical new products and customer relationships. We have earned a leadership position in our core market of semiconductor manufacturing automation, and are the primary provider of AMHS to three of the top four chip manufacturers in the world, as well as a leading provider of wafer sorters, software, services, and tool automation solutions to leading chip manufacturers and equipment OEMs. We are continuing to invest in the products and capabilities necessary to maintain and increase this position, while at the same time streamlining the organization to weather the current difficult environment and emerge stronger when business improves.”
     Schwartz continued, “As part of our global cost reduction effort, we have reduced temporary and contract labor, purchased services, project materials, travel, and a range of other controllable expenses. In addition, we have reduced executive pay and implemented mandatory time off to reduce spending while keeping key personnel in place. We regret that these market conditions nonetheless are impacting our hard-working employees, who deserve much of the credit for Asyst’s past success.”

     Consistent with the terms of a purchase agreement dated July 14, 2006, Asyst will purchase the remaining 4.9% ownership stake in Asyst Technologies Japan, Inc. (formerly Asyst Shinko Inc.) from Shinko Electric Co. Ltd., which will result in a cash payment of JPY 1.3 billion, or approximately $14.1 million at current exchanges rates, in late January.
     With more than $55 million of expected annual expense savings entering its fiscal year 2010 (beginning April 1, 2009), a highly flexible manufacturing and solution delivery model, and a solid cash position, the company believes it is well positioned to weather the current industry environment and service its debt while meeting commitments to customers, suppliers, and other stakeholders. However, as previously announced, the company currently anticipates that in the current quarter it will need to receive amendment or waiver of certain covenants under its primary credit facility in order to maintain compliance with covenants in the current challenging business environment. The company currently is in discussions with its banks regarding such amendment or waiver.
     The cost reduction activities will be substantially completed in the company’s fiscal fourth quarter ending March 31, 2009 and the company expects to incur related restructuring charges of $3.0 to $3.5 million in the quarter.
About Asyst
Asyst Technologies, Inc. is a leading provider of integrated automation solutions that enable semiconductor and flat panel display (FPD) manufacturers to increase their manufacturing productivity and protect their investment in materials during the manufacturing process. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst’s modular, interoperable solutions allow chip and FPD manufacturers, as well as original equipment manufacturers, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst’s homepage is http://www.asyst.com.
Forward Looking Statements
Except for statements of historical fact, the statements in this release are forward-looking. The forward-looking statements include statements made or implied concerning ongoing expected cost savings and improved cash flows from restructuring activities and our ability to demonstrate compliance with bank covenants. The company assumes no obligation to update these statements. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include but are not limited to the following risks: risks relating to the continued acceptance of our products and services; the value, timing, release and market acceptance of new products; the ability to maintain or increase market share and product pricing; our reliance on a few key customers; the ability to reduce ongoing manufacturing and operating costs and improve product margins for our products in a competitive marketplace; the possibility that customers may cancel or delay planned expansion activity and thus cancel, delay or reduce related bookings and resulting revenue; our ability to execute on our ongoing strategic and operating initiatives; our ability to maintain compliance with existing and/or amended covenants under our principal credit facility, including minimum interest coverage, liquidity and EBITDA covenants; that, in the event of non-compliance, we will need to seek further a waiver or amendment of the covenants under our principal credit facility and that we would be subject to additional and material fees, costs and interest charges in the event of non-compliance or as a condition of further waiver or amendment; our ability to maintain or raise necessary working capital to fund our operations and future revenue opportunities; the impact and outcome of any legal actions or proceedings; and other factors more fully detailed in the company’s Annual Report on Form 10-K for the year ended March 31, 2008, and other reports filed with the Securities and Exchange Commission.
“Asyst” is a registered trademark of Asyst Technologies, Inc. Copyright 1993-2009, Asyst Technologies, Inc. All Rights Reserved.